Exhibit 8.1

333 South Grand Avenue Los Angeles, CA 90071-1543 T: +1 (213) 615-1700 F: +1 (213) 615-1750 www.winston.com

November 10, 2010
Nissan Auto Lease Trust 2010-B
Nissan Auto Leasing LLC II
Nissan Motor Acceptance Corporation
One Nissan Way
Franklin, Tennessee 37067

Re:	Nissan Auto Lease Trust 2010-B
Registration Statement on Form S-3
Registration Nos. 333-147542 and 333-147542-06
Ladies and Gentlemen:
     We have acted as special tax counsel to Nissan Auto Leasing LLC II, a Delaware limited liability company (the “Depositor”), in connection with the offering of $112,000,000 aggregate principal amount of the Class A-1 Asset Backed Notes, $246,000,000 aggregate principal amount of the Class A-2 Asset Backed Notes, $280,000,000 aggregate principal amount of the Class A-3 Asset Backed Notes and $112,000,000 aggregate principal amount of the Class A-4 Asset Backed Notes (collectively, the “Notes”) described in the preliminary prospectus supplement dated November 8, 2010 (the “Preliminary Prospectus Supplement”), and the base prospectus dated November 8, 2010 (the “Base Prospectus” and together with the Preliminary Prospectus Supplement, the “Preliminary Prospectus”), which have been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”), and the rules or regulations promulgated thereunder. As described in the Preliminary Prospectus, the Notes will be issued by Nissan Auto Lease Trust 2010-B, a Delaware statutory trust (the “Issuing Entity”), formed by the Depositor pursuant to a trust agreement (the “Trust Agreement”) between the Depositor and Wilmington Trust Company, as owner trustee. The Notes will be issued pursuant to an indenture (the “Indenture”) between the Issuing Entity and U.S. Bank National Association, as indenture trustee. Capitalized terms used herein without definition herein have the meanings set forth in the Preliminary Prospectus.
     We hereby confirm that the statements set forth in the Base Prospectus and the Preliminary Prospectus Supplement forming part of the above captioned registration statement under the headings "Summary—Tax Status” and “Material Federal Income Tax Consequences,” to the extent that they constitute matters of law or legal conclusions, are correct and, to the extent such statements constitute a summary of the
BEIJING
CHARLOTTE
CHICAGO
GENEVA
HONG KONG
LONDON
LOS ANGELES
MOSCOW
NEW YORK
NEWARK
PARIS
SAN FRANCISCO
SHANGHAI
WASHINGTON, D.C

Nissan Auto Leasing LLC II
Nissan Motor Acceptance Corporation
Nissan Auto Lease Trust 2010-B
November 10, 2010

legal matters or documents referred to therein, are accurate and fairly present the information required to be shown.
     The opinion expressed above is subject to the following assumptions, qualifications, limitations and exceptions:
     Our opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, current administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date of such opinion. All of the foregoing authorities are subject to change or new interpretation, both prospectively and retroactively, and such changes or interpretation, as well as the changes in the facts as they have been represented to us or assumed by us, could affect our opinion. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the “IRS”) or by a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations or rulings issued in the future. Furthermore, our opinion assumes that all the transactions contemplated by the Preliminary Prospectus will be consummated in accordance with the terms of the Preliminary Prospectus.
     This opinion letter is furnished by us as special tax counsel for the Depositor, Nissan Motor Acceptance Corporation, a California corporation (“NMAC”) and the Issuing Entity and may be relied upon by you only in connection with the transactions contemplated by the Indenture or the Trust Agreement, as applicable. It may not be used or relied upon by you for any other purpose, nor may copies be delivered to any other person, without in each instance our prior written consent. This opinion letter is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that arise after the date of this opinion letter and come to our attention, or any future changes in laws.
     We consent to the filing of this letter with the Commission as Exhibit 8.1 to a Form 8-K filed in connection with the Preliminary Prospectus and to the use of our name therein, without admitting that we are “experts” within the meaning of the Act or the rules or regulations of the Commission thereunder, with respect to any part of the above captioned registration statement or the Preliminary Prospectus, including this exhibit.

Respectfully submitted,
/s/ Winston & Strawn LLP